Appendix A

PROFESSIONALLY MANAGED PORTFOLIOS

Brown Advisory Funds
Operating Expense Limits
(as a percentage of average daily net assets)

Series of Professionally Managed Portfolios	Institutional Shares	Advisor Shares	Class D
Brown Advisory Growth Equity Fund	1.15%	1.35%	N/A
Brown Advisory Value Equity Fund	1.15%	1.35%	N/A
Brown Advisory Flexible Value Fund	1.15%	1.35%	N/A
Brown Advisory Small-Cap Growth Fund	1.40%	1.60%	1.35%
Brown Advisory Small-Cap Fundamental Value Fund	1.40%	1.60%	N/A
Brown Advisory Opportunity Fund	1.50%	1.70%	N/A
Brown Advisory Maryland Bond Fund	0.60%	N/A	N/A
Brown Advisory Intermediate Income Fund	0.60%	0.80%	N/A
Brown Advisory Tactical Bond Fund	N/A	1.75%	N/A
Brown Advisory Equity Income Fund	1.15%	1.35%	N/A

PROFESSIONALLY MANAGED PORTFOLIOS on behalf of the series listed on Schedule A	BROWN INVESTMENT ADVISORY INCORPORATED

By: /s/Eric W. Falkeis	By: /s/D.M. Churchill
Name: Eric W. Falkeis	Name: David M. Churchill
Title: President	Title: CFO/Treasurer

Updated by the Board of Trustees: August 9, 2011 to add the Brown Advisory Tactical Bond Fund.
Updated by the Board of Trustees: November 7-8, 2011 to add the Brown Advisory Equity Income Fund.